Exhibit 10.16

AMENDED & RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of April 10, 2019 (this “Agreement”), is entered by and between Avantor, Inc., a Delaware corporation (the “Company”) and Michael Stubblefield (the “Executive”) (each a “Party,” and together, the “Parties”).

WHEREAS, the Company (formerly known as Vail Holdco Corp) and the Executive previously entered into that certain employment agreement dated as of November 15, 2017 (the “Prior Agreement”), pursuant to which the Company employed the Executive as its Chief Executive Officer;

WHEREAS, in anticipation of the initial public offering of the Company, the Company and the Executive desire to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

Section 1.    Employment.

1.1.    Term. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in each case pursuant to this Agreement, for a period commencing as of the date hereof (the “Effective Date”) and continuing until otherwise terminated in accordance with Section 3 of this Agreement. The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”

1.2.    Duties. During the Employment Period, the Executive shall serve as the Company’s Chief Executive Officer and in such other positions as an officer or director of the Company and such affiliates of the Company as the Board of Directors of the Company (the “Board”) shall reasonably request from time to time. The Executive shall report directly to the Board. In his position, the Executive shall perform such duties, functions and responsibilities during the Employment Period, commensurate with the Executive’s positions, as reasonably and lawfully directed by the Board.

1.3.    Exclusivity. During the Employment Period, the Executive shall devote all of his business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 1.2 hereof. During the Employment Period, the Executive shall promote and serve the interests of the Company and, without the express written consent of the Board, shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization and (b) manage his personal investments, in each case, so long as any such activities do not interfere with the Executive’s performance of his duties and responsibilities hereunder.

Section 2.    Compensation.

2.1.    Salary. As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive an annual salary of one million and eighty five thousand dollars ($1,085,000) (the “Base Salary”), payable in accordance with the Company’s standard payroll policies, with such Base Salary effective as of April 5, 2019. The Base Salary shall be reviewed no less frequently than annually and may be adjusted by the Board (or a committee thereof) in its discretion.

2.2.    Annual Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) to be based upon objectively determinable Company performance criteria for each such calendar year as determined by the Board. With respect to calendar year that ends during the Employment Period, the Executive’s target Annual Bonus opportunity shall be one hundred and sixty five percent (165%) of the Base Salary (the “Target Annual Bonus”), the Executive’s maximum Annual Bonus opportunity shall be three hundred and thirty percent (330%) of the Base Salary, and the Executive’s Annual Bonus opportunity for threshold level performance shall be one hundred percent (100%) of the Base Salary. The actual Annual Bonus paid in respect of any such calendar year depends on the extent to which performance criteria, which shall be set annually by the Board at the time when performance criteria are set for executives generally, are achieved or exceeded.    The Annual Bonus shall be paid in cash and shall be paid within two and a half (2½) months after the end of the calendar year in respect of which it is earned, provided that, except as provided in Section 3.1, the Executive must be employed by the Company on the date of payment to be entitled to receive an Annual Bonus.

2.3.     Other Compensation and Employee Benefits. During the Employment Period, the Executive shall be eligible to participate to the full extent in such other compensation and employee benefit plans, programs, policies and arrangements of the Company as in effect from time to time on the same basis as other senior executives of the Company.

2.4.     Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks of vacation per calendar year to be taken and/or carried over to subsequent years in accordance with the terms and conditions of the Company’s policy for senior executives of the Company.

2.5.     Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing his duties under this Agreement and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) as in effect from time to time.

Section 3.     Employment Termination.

3.1.     Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason during the Employment Period, and the Executive may voluntarily terminate his employment hereunder for any reason during the Employment Period, in each case (other than a termination by the Company for Cause) at any time upon not less than ninety (90) days’ written notice to the other Party, and any failure to provide such written notice shall be considered a material breach of this Agreement (the date on which the

Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the Termination Date, (ii) earned but unpaid Annual Bonus for calendar years completed prior to the Termination Date (payable in the ordinary course pursuant to Section 2.2), (iii) unused vacation days (consistent with Section 2.4 hereof) paid out at the per-business-day Base Salary rate, (iv) and any unreimbursed expenses in accordance with Section 2.5 hereof (collectively, the “Accrued Amounts”) and (v) the Other Benefits (as defined below); provided, however, that if the Executive’s employment hereunder is terminated (x) by the Company for Cause, or (y) by the Executive voluntarily and not for death or Disability, then any Annual Bonus earned pursuant to Section 2.2 in respect of a prior fiscal year, but not yet paid or due to be paid, shall be forfeited.

3.2.     Certain Terminations.

(a)    Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason.

(1) If the Executive’s employment is terminated other than within a two year period following a Change in Control (as defined in the Company’s Equity Incentive Plan), either (x) by the Company other than for Cause, death or Disability, or (y) by the Executive for Good Reason, then in addition to the Accrued Amounts and Other Benefits, the Executive shall be entitled to receive: (i) an amount equal to two (2) times the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) payable in equal installments on the Company’s regular payroll dates for a period of twenty-four (24) months after the Termination Date; (ii) an amount equal to the Executive’s Target Annual Bonus, payable in equal installments on the Company’s regular payroll dates for a period of twelve (12) months after the Termination Date; and (iii) to the extent permitted pursuant to the applicable plans, continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and his dependents) of medical insurance benefits that the Executive would otherwise be eligible to receive as an active employee of the Company for twenty-four (24) months following the Termination Date or, if earlier, until the Executive becomes eligible for medical benefits from a subsequent employer.

(2) If the Executive’s employment is terminated within a two year period following a Change in Control, either (x) by the Company other than for Cause, death or Disability, or (y) by the Executive for Good Reason, then in addition to the Accrued Amounts and Other Benefits, the Executive shall be entitled to receive: (i) an amount equal to three (3) times the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) payable in equal installments on the Company’s regular payroll dates for a period of thirty-six (36) months after the Termination Date; (ii) an amount equal to three (3) times the Executive’s Target Annual Bonus, payable in equal installments on the Company’s regular payroll dates for a period of thirty-six (36) months after the Termination Date; and (iii) to the extent permitted pursuant to the applicable plans, continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and his dependents) of medical insurance benefits that the Executive would otherwise be eligible to receive as an active employee of the Company for thirty-six (36) months following the Termination Date or, if earlier, until the Executive becomes eligible for medical benefits from a subsequent employer.

The Company’s obligations to pay the Severance and to provide Medical Benefit Continuation shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims substantially in the form attached hereto as Exhibit A, within forty-five (45) days after the Executive’s Termination Date. Subject to the previous sentence and to Section 7.3, the Severance will commence to be paid to the Executive on the first payroll date after the 45th day after the Executive’s Termination Date, and the remaining Severance continuing in accordance with the Company’s standard payroll policies over the periods described in Section 3.2(a)(1) and (2), as applicable, until the Severance has been fully paid.

(b)    Definitions. For purposes of Section 3, the following terms have the following meanings:

(1) “Cause” shall mean the Executive’s having engaged in any of the following: (A) willful misconduct or negligence in the performance of any of his duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within ten (10) days after the Executive receives from the Board written notice of such willful misconduct or negligence; (B) intentional failure or refusal to perform reasonably and lawfully assigned duties, which is not cured to the reasonable satisfaction of the Board within ten (10) days after the Executive receives from the Company written notice of such failure or refusal; (C) any indictment for or conviction of, or plea of guilty or nolo contendere to, (1) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of the Executive’s duties) or (2) any crime (whether or not a felony) involving fraud, theft or similar acts, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject; (D) any willful failure to comply with any material written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to result in a material liability to, or have a material adverse effect on the business or financial condition of, the Company, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within ten (10) days after the Executive receives from the Company written notice of such failure; (E) the performance of his duties and responsibilities in a manner which has had a material adverse effect on the business or financial condition of the Company as determined by the Board; or (F) violation of this Agreement or any other agreement between the Executive and the Company and its affiliates that contains non-competition, non-solicitation, non-hire or confidentiality restrictions on the Executive. If the Company terminates the Executive’s employment for Cause, the Company shall provide written notice to the Executive of that fact before the termination of employment.

(2) “Disability” shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which the Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.

(3) “Good Reason” shall mean one of the following has occurred: (A) a material breach by the Company of any of the provisions in this Agreement; (B) the relocation of the Executive’s principal place of employment that would increase the

Executive’s one-way commute by more than fifty (50) miles or in excess of 120% (in miles) of the Executive’s commute immediately prior to the date of such change of location; provided, that the Executive’s commute to and from the Company’s Radnor, Pennsylvania office shall not constitute “Good Reason” under this prong (B); or (C) any material and adverse change in the Executive’s position, title, authority or status or any change in the Executive’s job duties, authority or responsibilities to those of lesser status. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within thirty (30) days of the first date on which the Executive has knowledge of such conduct. The Executive shall further provide the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct. Failing such cure, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period.

(4) “Medical Benefit Continuation” shall mean the continued medical benefits provided to Executive pursuant to either Section 3.2(a)(1)(iii) or 3.2(a)(2)(iii), as applicable.

(5) “Severance” shall mean the continued payments in respect of the Executive’s Base Salary and Target Annual Bonus made to Executive pursuant to either Sections 3.2(a)(1)(i)-(ii), or Sections 3.2(a)(2)(i)-(ii), as applicable.

3.3.     Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits due the Executive upon a termination of his employment.

3.4.     Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, unless otherwise requested by the Company, the Executive shall resign, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the board of directors (and any committee thereof) of the Company and its affiliates. The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.5.     Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company and its subsidiaries. The Executive shall be reimbursed for any expenses incurred, and shall be compensated at a rate based on his Base Salary at the time of his termination, for services performed by him at the request of the Company pursuant to this Section 3.5.

Section 4.     Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

4.1.     Unauthorized Disclosure. (a) The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company or to the extent reasonably necessary for the Executive to enforce any of his rights with respect to any performance-based compensation, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as practicable. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession. Notwithstanding the foregoing, the Executive shall be permitted to retain his personal papers (provided that such papers do not contain any Confidential Information related to the Company), any information relating to his compensation, other entitlements or obligations, any information he reasonably believes is necessary for tax purposes and his personal rolodex.

(b) Notwithstanding the above, nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as provided in this paragraph or under applicable law, under no circumstance is the Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or trade secrets, without prior written consent of the Company.

4.2.     Non-Competition. By and in consideration of the Company’s entering into this Agreement, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its affiliates, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company and for a period of twelve (12) months after the Employment Period (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in which the Company or any of its subsidiaries or affiliates operates or markets in any business which is in competition with the business of the Company or any of its subsidiaries or affiliates. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status. Notwithstanding the foregoing, in no event shall ownership by the Executive of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be considered a Restricted Enterprise, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof.

4.3.     Non-Solicitation of Employees. During the Restriction Period, the Executive shall not, directly or indirectly, take any action which would reasonably be expected to encourage or to induce any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates.

4.4.     Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out his responsibilities for the Company and its affiliates), the Executive shall not directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its subsidiaries and any of its or their customers or clients so as to cause harm to the Company or its affiliates.

4.5.     Extension of Restriction Period. The Restriction Period shall be extended by the length of any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.

4.6.     Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.

4.7.     Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the Executive agrees not to disclose the terms of this Agreement to any Person; provided the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Agreement further. Any time after this Agreement is filed with the SEC or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

4.8.     Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance paid by the Company to the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses. In the event that the Executive breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company any Severance that the Company has paid to the Executive and the Company shall have no further obligation to pay the Severance or provide Medical Benefit Continuation to the Executive.

Section 5.     Representation. The Executive represents and warrants that (a) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (b) he is not otherwise unable to enter into and fully perform his obligations under this Agreement. In the event of a breach of any representation in this Section 5, the Company may terminate this Agreement and the Executive’s employment with the Company without any liability to the Executive and the Executive shall indemnify the Company for any liability it may incur as a result of any such breach.

Section 6.     Non-Disparagement. From and after the date hereof and following termination of the Executive’s employment with the Company, the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders. The Company shall advise its officers and directors that from and after the date hereof and following termination of the Executive’s employment with the Company, they shall not make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Executive.

Section 7.    Taxes.

7.1.     Withholding. All amounts paid to the Executive under this Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.

7.2.     Section 280G.    (a) Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the Executive by the Company, any affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and the regulations thereunder, or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitute “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate Payments equal (as valued under Section 280G of the Code) to only three times the Executive’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to the Executive shall be subject to the Excise Tax. If the Payments are so reduced, the Company shall reduce or eliminate the Payments (A) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (C) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (C) hereof) and (C) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

(b) It is possible that after the determinations and selections made pursuant to this Section 7.2 the Executive will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under this Section 7.2 (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall promptly pay an amount equal to the Excess Payment to the Company, together with interest on such amount at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such payment. In the event that it is determined (i) by a court or (ii) by the Auditor upon request by a Party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of this Section 7.2 not been applied until the date of such payment.

(c) Notwithstanding the foregoing, if it appears that any amount or benefit that is to be paid to the Executive under this Agreement or any other plan, program, agreement, or arrangement of the Company or any of its affiliates may constitute a “parachute payment” under Section 280G(b)(2) of the Code, the Company and the Executive shall reasonably cooperate to mitigate the effect of Section 280G of the Code, including seeking to obtain shareholder approval of such payments for purposes of Section 280G(b)(5) of the Code.

7.3     Section 409A. (a) The Parties intend that any compensation, benefits and other amounts payable or provided to Executive under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him. The Parties agree to modify this Agreement, or the timing (but not the amount) of the payment hereunder of severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A.

(b) The terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A and the date of the Executive’s “separation from service,” shall be treated as the Executive’s Termination Date for purpose of determining the time of payment of any amount that becomes payable to Executive pursuant to Section 3 hereof upon the termination of his employment and that is treated as a “deferral of compensation” within the meaning of Section 409A.

(c) In the case of any amounts that are payable to the Executive under this Agreement in the form of installment payments, the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Section 409A.

(d) If the Executive is a “specified employee” within the meaning of Section 409A at the time of his “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to him under this Agreement on account of his separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of Executive’s separation from service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

(e) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses); (ii) all such expenses eligible for reimbursement hereunder shall be paid to the Executive as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) the Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

Section 8.     Miscellaneous.

8.1     Indemnification. To the extent provided in the Company’s By-Laws and Certificate of Incorporation (or, if greater, to the maximum extent permitted under applicable law), the Company shall indemnify and hold harmless the Executive for all losses, damages, liabilities, payments, and expenses (including reasonable attorneys’ fees except as provided below) in connection with any and all suits or proceedings at law or in equity or investigations (each, an “Action”) arising out of or in connection with the Executive’s service at the Company or its affiliates or by reason of the Executive’s status as an officer or director of the Company, whether or not the claim is asserted during the Employment Period. If an Action is brought, the Company may assume the defense of the Action (and in such event the Executive may participate in the defense of such action with counsel of his choosing at his own expense). Notwithstanding the foregoing and whether or not the Company assumes the defense of an Action, the Company shall not be liable for the settlement of any Action effected without the Company’s prior written consent, which shall not be unreasonably withheld.

8.2    Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties; provided, that, the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3    Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Agreement to any direct or indirect parent corporation or entity, any subsidiary or affiliate entity, or to a successor to substantially all of its assets.

8.4    Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier, with confirmation of receipt or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:

Avantor, Inc.

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

Attention: Legal Department

with a copy (which shall not constitute notice) to:

New Mountain Capital, LLC

787 Seventh Avenue, 49th Floor

New York, New York 10019

Attention: Mr. Matt Holt

Facsimile: 212-582-2277

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Laurence M. Moss

Facsimile: 212-455-2502

If to the Executive:                         Michael Stubblefield at his principal office at the Company

(during the Employment Period), and

at all times to his principal residence as

reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its facsimile number or its address to which notices, requests, demands, claims or other communications hereunder are to be delivered by giving the other Parties notice in the manner then set forth.

8.5    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the Parties, shall be governed by the laws of the State of New York, without giving effect to the conflicts of law principles of such state that might apply the law of another jurisdiction.

8.6    Arbitration. Other than with respect to provisions under Section 4 of this Agreement, in the event of any dispute, controversy or claim between the Parties that arises out of or relates to this Agreement, the Executive’s employment with the Company, or any termination of such employment, then either Party may, by written notice to the other, require that such dispute, controversy or claim be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The arbitrator or arbitrators shall be selected by agreement of the Parties or, if they do not agree on an arbitrator or arbitrators within thirty (30) days after one Party has notified the other of his or its desire to have the matter settled by arbitration, then the arbitrator or arbitrators shall be selected by the AAA in New York, New York. The determination reached in such arbitration shall be final and binding on the Parties without any right of appeal or further dispute, except as otherwise required by applicable law. Unless otherwise agreed by the Parties, any such arbitration shall take place in New York, New York. Each Party shall bear its own costs and expenses of the arbitrator’s expenses and administrative fees of arbitration.

8.7    Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.8    Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties, and supersedes all prior representations, agreements and understandings (including the Prior Agreement and any prior course of dealings), both written and oral, between the Parties (and with respect to the Company, its subsidiaries and affiliates) with respect to the subject matter hereof.

8.9    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.10    Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.11    General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and sub-clauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a section of the Code shall be deemed to include any successor to such section.

8.12    Non-Exclusivity of Rights; Full Settlement. Except as provided in Section 3.4, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or its affiliates. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its affiliates at or subsequent to the Termination Date (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

AVANTOR, INC.

By:	/s/ Eric McAllister
Name: Eric McAllister
Title: Chief Human Resources Officer

EXECUTIVE

/s/ Michael Stubblefield
Michael Stubblefield

[Signature Page to M. Stubblefield Employment Agreement]

Exhibit A

Release

1. In consideration of the payments and benefits to be made under the Amended and Restated Employment Agreement, dated as of April 10, 2019 (the “Employment Agreement”), by and among Michael Stubblefield (the “Executive”) and Avantor, Inc. (the “Company”) (each of the Executive and the Company a “Party” and together, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute.

Notwithstanding the foregoing, this Release shall not apply and expressly excludes: (a) vested benefits under any plan maintained by the Company that provides for deferred compensation, equity compensation or pension or retirement benefits; (b) health benefits under any policy or plan currently maintained by the Company that provides for health insurance continuation or conversion rights; (c) any claim that cannot by law be waived or released by private agreement; (d) claims arising after the date of the Release; (e) to the extent not paid as of the date of this Release, payments and benefits to be made under the Employment Agreement; (f) claims under any directors and officers insurance policies; and (g) rights to indemnification Executive may have under the by-laws or certificate of incorporation of the Company and its affiliates or applicable law.

2.    The Executive acknowledges and agrees that the release of claims set forth in this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. The release of claims set forth in this Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.    The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.    As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance and provision of the Medical Benefit Continuation (each, as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6. Nothing in this Release shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. The Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company. The Executive does not need the prior authorization of (or to give notice to) any member of the Company or its affiliates regarding any communication, disclosure, or activity described in this paragraph.

7.     Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release shall be immediately effective upon execution by the Executive.

8.    The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

9.    The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Release, and has been given a sufficient period within which to consider the release of claims set forth in this Release.

10.    The Executive acknowledges that the release of claims set forth in this Release relates only to claims that exist as of the date of this Release.

11.    The Executive acknowledges that the Severance and Medical Benefit Continuation he is receiving in connection with the release of claims set forth in this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

12.    Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

13.    This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

14.    The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

15.    This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

16.    This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

17.    Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed as of                     , 20    .

By:
Name: Michael Stubblefield